As Filed with the Securities and Exchange Commission on January 9, 2004

                                                              File No. 811-21416

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM N-8A/A

           NOTIFICATION OF AMENDMENT TO REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

     The Undersigned investment company hereby notifies the Securities and Exchange Commission that has registered under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: John Hancock Tax-Advantaged Dividend Income Fund (previously, "John Hancock Preferred & Equity Income Fund")

Address of Principal Business Office (No. & Street, City, State, Zip Code):

101 Huntington Avenue
Boston, Massachusetts 02199

Telephone Number (including area code):  (617) 375-1500

Name and address of agent for service of process:

Susan S. Newton, Secretary

John Hancock Tax-Advantaged Dividend Income Fund
101 Huntington Avenue
Boston, Massachusetts 02199

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  YES [X]                            NO [    ]

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, as amended, the registrant has caused this notification of registration to be duly signed on its behalf of the City of Boston and the Commonwealth of Massachusetts on the 9th day of January, 2004.



                                JOHN HANCOCK TAX-ADVANTAGED DIVIDEND INCOME FUND

                                /s/ Susan S. Newton
                                -------------------
                                Susan S. Newton
                                Secretary



Attest:

/s/ Alfred P. Ouellette
-----------------------
Alfred P. Ouellette
Assistant Secretary